Exhibit 99.1

YRC WORLDWIDE APPOINTS JIM KISSINGER EXECUTIVE VICE PRESIDENT HUMAN RESOURCES

OVERLAND PARK, Kan., DECEMBER 20, 2007—YRC Worldwide Inc. (NASDAQ: YRCW) announced today that Jim Kissinger has been named Executive Vice President of Human Resources effective January 2, 2008. He is succeeding Steven T. Yamasaki, who will be leaving the company to pursue a new opportunity.

In this role, Mr. Kissinger will be responsible for overseeing all aspects of human resources including compensation and benefits, talent management, leadership and employee development, and diversity. He will report to Bill Zollars, Chairman, President and CEO of YRC Worldwide.

“Jim will provide leadership and human resource management expertise that will further align our business objectives with our global talent,” said Bill Zollars. “He will help lead us in our commitment for excellence with the dedicated employees we have working across this organization.”

Most recently, Mr. Kissinger served as Senior Vice President, Corporate Operations for AirCell, where he was responsible for leading corporate staff and operational functions.

Prior to joining AirCell, Mr. Kissinger led the Human Resources organization for Sprint Nextel. His earlier career includes roles in human resources and labor relations for companies such as Beatrice Foods, Lipton Tea and Pepsi Cola General Bottlers.

Mr. Kissinger earned his degree in Labor and Industrial Relations from Rockhurst University.

“I would personally like to thank Steve Yamasaki for his numerous contributions to the organization,” stated Zollars. “He has been a great asset to YRC Worldwide and has done an excellent job of leading our human resource organization for the past four years, supporting our employees and our business objectives.”

About YRC Worldwide Inc.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally.

Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 60,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com